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                                                                    EXHIBIT 99.1


[SOVEREIGN SPECIALTY CHEMICALS, INC. LOGO]


CONTACT:
John R. Mellett
Sovereign Specialty Chemicals, Inc.
312-419-4035


FOR IMMEDIATE RELEASE


            SOVEREIGN SPECIALTY CHEMICALS ACQUIRES IMPERIAL ADHESIVES

CHICAGO, October 12, 2000--Sovereign Specialty Chemicals, Inc. has announced the completion of the acquisition of Imperial Adhesives Inc., a subsidiary of NS Group Inc. The transaction was completed for a price of $26.75 million.

Imperial generated revenues of $43.7 million and EBITDA of $2.6 million in its fiscal year ended September 30, 1999. Imperial is a leader in contact cement technology and possesses expertise in several industrial markets, including wood and high-pressure laminate bonding, foam combining and membrane roofing adhesion. According to Sovereign's Chairman and CEO, Robert Covalt, "The Imperial acquisition is a key step forward for Sovereign in building our industrial adhesives portfolio. Their strong sales force will provide expanded opportunities for the distribution of Sovereign's products and technology."

                                     -more-

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                                                      PAGE 2/ IMPERIAL ADHESIVES

         Sovereign Specialty Chemicals, Inc. is a leading developer, marketer and distributor of high-performance specialty adhesives, sealants and coatings that are utilized in a variety of industrial and commercial applications. Headquartered in Chicago, Sovereign was founded by Robert Covalt and a group of private investors in 1996. Sovereign has grown organically and through acquisitions, becoming one of the premier companies in its field.

         AEA Investors Inc. is the controlling investor in Sovereign and is one of the most experienced international private equity investment firms with investors that include former and current CEOs of major multinational corporations, family groups, endowment funds and institutions from around the world.

         NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets. The company manufactures seamless and welded tubular steel products, which are used in the drilling and exploration as well as the transmission of oil and natural gas. NS Group's industrial products include special bar quality (SBQ) products used in critical weight bearing applications. NS Group is traded on the NYSE under the symbol NSS.

SOURCE: Sovereign Specialty Chemicals, Inc.

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